Exhibit 10.7

FOURTH AMENDMENT
TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Fourth Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 6th day of October, 2016, by and between SILICON VALLEY BANK (“Bank”) and OUTBRAIN INC., a Delaware corporation (“Borrower”) whose address is 39 West 13th Street, 3rd Floor, New York, New York 10011.

Recitals

A.             Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of September 15, 2014, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement by and between Borrower and Bank dated as of November 20, 2014, as further amended by that certain Second Amendment to Amended and Restated Loan and Security Agreement by and between Borrower and Bank dated as of January 27, 2016, and as further amended by that certain Third Amendment to Amended and Restated Loan and Security Agreement by and between Borrower and Bank dated as of August 25, 2016 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.             Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.             Borrower has requested that Bank amend the Loan Agreement to (i) extend the maturity date and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.             Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

2.1         Section 2.5 (Fees). The Loan Agreement shall be amended by inserting the following new clause (d) to appear at the end of Section 2.5 thereof:

(d)           2016 Commitment Fee. A fully-earned non-refundable commitment fee (the “2016 Commitment Fee”) of Eighty-Seven Thousand Five Hundred Dollars ($87,500.00), which shall be payable as follows:

(i)      Twenty-Nine Thousand One Hundred Sixty-Six and 66/100 Dollars ($29,166.66) due and payable on the 2016 Effective Date;

(ii)     Twenty-Nine Thousand One Hundred Sixty-Six and 66/100 Dollars ($29,166.66) due and payable on the earliest to occur of (A) October 6, 2017, (B) the occurrence of an Event of Default, or (C) the termination of this Agreement; and

(iii)    Twenty-Nine Thousand One Hundred Sixty-Six and 66/100 Dollars ($29,166.66) due and payable on the earliest to occur of (A) October 6, 2018, (B) the occurrence of an Event of Default, or (C) the termination of this Agreement.

2.2         Section 6.8(a) (Operating Accounts). Section 6.8(a) is amended in its entirety and replaced with the following:

(a)           Maintain all of its and all of its Subsidiaries’ depository, operating and securities/investments accounts with Bank and/or Bank’s Affiliates with the exception of (i) the Offshore Accounts and (ii) Outbrain UK may maintain up to seven (7) multi-currency accounts at HSBC Bank (the “HSBC Accounts”), and the aggregate value in such HSBC Accounts shall not exceed (x) Six Million Euros (€6,000,000.00), (y) Three Million British Pounds Sterling (£3,000,000.00), and (z) Two Million Five Hundred Thousand Dollars ($2,500,000.00), provided, that if any such HSBC Account contains assets in excess of such thresholds for five (5) or more consecutive Business Days, Borrower shall cause Outbrain UK to transfer any such excess to an account of Outbrain UK maintained at Bank or Bank’s Affiliates.

2.3         Section 6.9 (Financial Covenants). Section 6.9 is amended in its entirety and replaced with the following:

6.9          Financial Covenant – Adjusted Quick Ratio. Maintain, tested as of the last day of each month, calculated on a consolidated basis with respect to Borrower and its Subsidiaries, an Adjusted Quick Ratio of at least 1.00 to 1.00.

2.4         Section 13.1 (Definitions). Clause (e) of the definition of “Eligible Accounts” appearing in Section 13.1 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(e)           Accounts owing from an Account Debtor which does not have its principal place of business in the United States (except for Eligible Foreign Accounts), unless otherwise approved by Bank in writing on a case-by-case basis in its sole and absolute discretion;

2.5         Section 13.1 (Definitions). Clause (c) of the definition entitled “Permitted Investments” appearing in Section 13.1 of the Loan Agreement is hereby amended in its entirety and replaced with the following:

(c)           Investments by Borrower (i) in Foreign Subsidiaries not to exceed Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000.00) in any fiscal quarter of Borrower and (ii) in Subsidiaries not to exceed Fifty-Five Million Dollars ($55,000,000.00) in the aggregate in any fiscal year (including Investments made pursuant to (i) hereof).

2.6         Section 13.1 (Definitions). The following terms and their definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, the 2016 Commitment Fee, Bank Expenses, and other amounts Borrower owes Bank now or later, under this Agreement or the other Loan Documents, including, without limitation, interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.

“Offshore Accounts” are accounts maintained by Borrower’s Subsidiaries outside the United States and United Kingdom with financial institutions other than Bank or Bank’s Affiliates, provided that the maximum balance maintained in such accounts does not exceed: (i) on or before December 31, 2016, the aggregate amount of Twenty Million Dollars ($20,000,000.00) at any time and (ii) on and after January 1, 2017, the aggregate amount of Fifteen Million Dollars ($15,000,000.00) at any time.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Quick Assets” is, on any date, Borrower’s consolidated, unrestricted cash (of which at least Fifteen Million Dollars ($15,000,000.00) must be in accounts in the name of Borrower at Bank) plus net billed accounts receivable, determined according to GAAP.

“Revolving Line Maturity Date” is October 6, 2019.

“Streamline Period” is, on and after the 2016 Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Borrower provides to Bank a written report that Borrower has maintained either (i) an Adjusted Quick Ratio of greater than 1.10 to 1.00, as of the last day of the immediately preceding calendar month, or (ii) an Uncapped Availability Ratio greater than 1.50 to 1.00, for each consecutive day in the immediately preceding calendar month, in each case as determined by Bank in its reasonable discretion (the “Streamline Threshold”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Threshold, as determined by Bank in its reasonable discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Threshold (i) with respect to the Adjusted Quick Ratio, as of the last day of the immediately preceding calendar month and (ii) for the Uncapped Availability Ratio, each consecutive day for one (1) calendar month, as determined by Bank in its reasonable discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Bank prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date the Bank determines, in its reasonable discretion, that the Streamline Threshold has been achieved.

2.7         Section 13.1 (Definitions). The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 13.1 thereof:

“2016 Commitment Fee” is defined in Section 2.5(d).

“2016 Effective Date” is October 6, 2016.

“Eligible Foreign Accounts” are Accounts which are billed from and/or payable to Borrower in the United States, but which are owing from an Account Debtor which has its principal place of business in Canada, the United Kingdom, Japan, Italy, France, Germany, Australia, Israel or Singapore, and are otherwise Eligible Accounts; provided, in no event shall the aggregate amount of such Eligible Foreign Accounts included in the Borrowing Base constitute more than twenty-five percent (25.0%) of all Eligible Accounts included in the Borrowing Base.

2.8         Exhibit B (Compliance Certificate). Schedule 1 to the Compliance Certificate is amended in its entirety and replaced with the Schedule 1 in the form of Schedule A attached hereto.

3.	Limitation of Amendments.

3.1         The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2         This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1         Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2         Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3         The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect, except that the Certificate of Incorporation was amended and restated pursuant to the Amended and Restated Certificate of Incorporation dated February 11, 2015;

4.4         The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5         The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6         The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7         This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Ratification of Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of November 20, 2014 between Borrower and Bank, as supplemented by that certain First Supplement to Intellectual Property Security Agreement between Borrower and Bank dated as of January 27, 2016, and as further supplemented by that certain Second Supplement to Intellectual Property Security Agreement between Borrower and Bank dated as of August 9, 2016, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral, as defined in said Intellectual Property Security Agreement, and (b) shall remain in full force and effect.

6.             Updated Perfection Certificate. Borrower has delivered an updated Perfection Certificate in connection with this Amendment dated as of the date hereof (the “Updated Perfection Certificate”), which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of August 9, 2016. Borrower agrees that all references in the Loan Agreement to “Perfection Certificate” shall hereinafter be deemed to be a reference to the Updated Perfection Certificate.

7.             Post-Closing Deliverables. Within ninety (90) days after the 2016 Effective Date, Bank shall have received in form and substance satisfactory to Bank, a bailee waiver in favor of Bank for Raging Wire Data Centers, 1625 National Drive (CA3), Sacramento, California 95834, together with the duly executed original signatures thereto.

8.             Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

9.             Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.           Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of Bank’s legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		OUTBRAIN INC.

By:	/s/ Claudia Canales	By:	/s/ Barry Schofield

Name:	Claudia Canales	Name:	Barry Schofield

Title:	Director	Title:	VP, Corporate Finance & Treasurer

[Signature page to Fourth Amendment to Amended and Restated Loan and Security Agreement]

SCHEDULE A

Schedule 1 to Compliance Certifícate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

I.	Adjusted Quick Ratio (Section 6.9)

Required:	1.00:1.00

Actual:

A.	Aggregate value of Borrower’s consolidated, unrestricted cash (must include at least $15,000,000.00 in accounts in the name of Borrower at Bank)	$

B.	Aggregate value of Borrower’s consolidated net billed accounts receivable, determined according to GAAP	$

C.	Quick Assets (the sum of lines A and B)	$

D.	Aggregate value of all Obligations of Borrower to Bank	$

E.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, not otherwise reflected in line D above, that matures within one (1) year but excluding (i) intercompany payables, (ii) statutory severance required in Israel and (iii) Obligations under the Mezzanine Loan Agreement	$

F.	Current Liabilities (the sum of lines D and E)	$

G.	Aggregate value of current portion of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$

H.	Line F minus G	$

I.	Adjusted Quick Ratio (line C divided by line H)

Is line I equal to or greater than 1.00:1:00?

_______ No, not in compliance	_______ Yes, in compliance

II.	Performance Pricing (Adjusted Quick Ratio or Uncapped Availability Ratio)

Was the Adjusted Quick Ratio set forth in line I above greater than 1.10:1:00 for each consecutive day in the immediately preceding calendar month?

_______ No, not in Streamline Period	_______ Yes, in Streamline Period

Uncapped Availability Ratio:

A.	Borrowing Base	$

B.	Aggregate value of all Obligations of Borrower to Bank including the amount of all outstanding Letters of Credit, but excluding all Obligations under the Mezzanine Loan Agreement	$

C.	Uncapped Availability Ratio (line A divided by line B)

Was the Uncapped Availability Ratio set forth in line C above greater than 1.50:1:00 for each consecutive day in the immediately preceding calendar month?

_______ No, not in Streamline Period	_______ Yes, in Streamline Period